Filed Pursuant to Rule 424(b)(5)
Registration No. 333-235887

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 2, 2021

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated January 31, 2020)

Shares

Common Stock

We are offering               shares of our common stock.

Our common stock is listed on The Nasdaq Capital Market under the symbol “ICAD.” On March 1, 2021, the last reported sale price of shares of our common stock on the Nasdaq Capital Market was $18.98 per share.

Investing in our securities involves significant risks. Please read the information contained in or incorporated by reference under the heading “Risk Factors” beginning on page S-8 of this prospectus supplement, and under similar headings in other documents filed after the date hereof and incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$
(1)	We have agreed to reimburse the underwriters for certain expenses. We refer you to “Underwriting” beginning on page S-14 of this prospectus supplement for additional information regarding total underwriting compensation.

We have granted the underwriters an option for a period of 30 days to purchase             additional shares of our common stock. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $               , and the total proceeds to us, before expenses, will be $               .

Guggenheim Securities

The date of this prospectus supplement is March , 2021

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated January 31, 2020, including the documents incorporated by reference therein, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission, or SEC, before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement. You should assume that the information contained in this prospectus supplement is accurate as of the date on the front cover of this prospectus supplement only and that any information we have incorporated by reference or included in the accompanying prospectus is accurate only as of the date given in the document incorporated by reference or as of the date of the prospectus, as applicable, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus or any sale of our common stock. Our business, financial condition, liquidity, results of operations and prospects may have changed since that date.

In this prospectus supplement, unless context requires otherwise, the words “iCAD,” “we,” the “Company,” “us,” and “our” refer to iCAD, Inc. and its wholly owned subsidiaries.

The iCAD logo and other trademarks or service marks of iCAD appearing in this prospectus supplement are the property of iCAD. Trade names, trademarks and service marks of other companies appearing in this prospectus supplement and the documents incorporated by reference are the property of the respective holders.

CAUTIONARY NOTE RELATING TO FORWARD-LOOKING STATEMENTS

Certain statements contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus that are not historical facts contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of known and unknown risks, uncertainties and other factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “believe”, “demonstrate”, “intend”, “may”, “would”, “could”, “should”, “will”, “continue”, “plan”, “expect”, “estimate”, “anticipate”, “likely”, “seek” and similar expressions identify forward-looking statements. These statements are based on assumptions and assessments made by our management in light of their experience and perception of historical trends, current conditions, expected future developments and other factors we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including but not limited to the “Risk Factors” of this prospectus supplement, the accompanying prospectus, and our Annual Report on Form 10-K for the year ended December 31, 2019, or the Form 10-K, and in our other quarterly or periodic reports, which are incorporated by reference in this prospectus supplement and accompanying prospectus.

Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Forward-looking statements contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus present our views only as of the date of the applicable document containing such forward-looking statements. We do not assume any obligation, and do not intend to, update any forward-looking statement except as required by law. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. Before investing in our common stock, you should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors,” and the financial statements and accompanying notes and other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus.

Overview

We are a global medical technology company providing innovative cancer detection and therapy solutions. We report in two operating segments: Cancer Detection and Cancer Therapy. We continue to evolve from a business focused on image analysis for the early detection of cancers to a broader player in the cancer therapy market. Our strategy is to provide patients and clinicians with a broad portfolio of innovative clinical and workflow solutions and technologies that address the two primary stages of the cancer care cycle, namely detection and treatment. We believe that our products can enhance early cancer detection and earlier targeted intervention, which could result in better health outcomes, overall savings to the healthcare system and increasing market demand and adoption of our solutions.

We deliver innovative cancer detection and radiation therapy solutions and services that enable clinicians to find and treat cancers earlier and while enhancing patient care. iCAD offers a comprehensive range of upgradeable computer aided detection (CAD) and workflow solutions to support rapid and accurate detection of breast cancer. iCAD’s Xoft® Axxent® Electronic Brachytherapy (eBx®) System®, or Xoft eBx system, is a painless, non-invasive technology that delivers high dose rate, low energy radiation, which targets cancer while minimizing exposure to surrounding healthy tissue. The Xoft System is FDA cleared and CE marked for use anywhere in the body, including treatment of non-melanoma skin cancer, early-stage breast cancer and gynecological cancers. The comprehensive iCAD technology platforms include advanced hardware and software as well as management services designed to support cancer detection and radiation therapy treatments.

In the Detection segment, our industry-leading solutions include advanced image analysis and workflow solutions that enable healthcare professionals to better serve patients by identifying pathologies and pinpointing the most prevalent cancers earlier, a comprehensive range of high-performance, upgradeable CAD systems and workflow solutions for mammography, and computed tomography (CT), including our ProFound AI and ProFound AI Risk solutions. We intend to continue the extension of our image analysis and clinical decision support solutions for mammography and CT imaging. We believe that advances in digital imaging techniques, such as 3D mammography, should bolster our efforts to develop additional commercially viable CAD/advanced image analysis and workflow products.

In July 2020, we introduced ProFound AI Risk, the first image-based 2-year risk assessment model. This novel risk model, which assesses short-term breast cancer risk based primarily on information found in a 2D mammogram, received a CE mark in Europe. In September of 2020, ProFound AI Risk was introduced in the U.S. market as a decision support tool for radiologists. Also in 2020, we introduced a new generation of our PowerLook platform which consists of a hybrid-server environment, where algorithm processing still occurs on-premise within the hospital but the tracking of the usage is possible in the cloud. This makes it possible for us to implement operational-budget pricing models and a gradual switch to the recurring revenue stream. This is a stepping stone to potentially hosting our algorithms purely in the cloud , and could enable scalability and a future SaaS business model for us.

In 2020, one of the largest outpatient medical imaging providers and largest physician radiology practices in the United States adopted ProFound AI throughout its nationwide network, and we entered into a five-year partnership with Solis Mammography, the largest independent provider of mammography and breast health services in the United States, whereby we will provide Solis Mammography’s nationwide network with its latest AI breast health assessment solutions, including ProFound AI for digital breast tomosynthesis (DBT) and ProFound AI Risk. Also in 2020, we signed a distribution agreement with Change Healthcare, a leading independent healthcare technology company focused on insights, innovation and accelerating the transformation of the U.S. healthcare system, which agreement will expand access to ProFound AI for more hospitals and imaging centers across North America.

In the Cancer Therapy segment, iCAD offers an isotope-free cancer treatment platform technology. The Xoft eBx system can be used for the treatment of early-stage breast cancer, endometrial cancer, cervical cancer and non-melanoma skin cancer. We believe the Xoft eBx system platform indications represent strategic opportunities in the United States and international markets to offer differentiated treatment alternatives. In addition, the Xoft eBx system generates additional recurring revenue for the sale of consumables and related accessories.

Recent Developments

Preliminary Fourth Quarter Results (Unaudited)

Our consolidated financial statements for the three and twelve months ended December 31, 2020 are not yet available. On February 24, 2021, we reported our preliminary financial results for the fourth quarter and our full year ended December 31, 2020. The following preliminary unaudited consolidated financial information for the three and twelve months ended December 31, 2020 is based solely on management’s estimates reflecting currently available preliminary information, and remains subject to our consideration of subsequent events, particularly as it relates to material estimates and assumptions used in preparing our consolidated financial statements for the three and twelve months ended December 31, 2020. BDO USA, LLP, our independent registered public accounting firm, has not audited or reviewed, and does not express an opinion with respect to, this financial information.

This summary is not a complete presentation of our consolidated financial results for the three and twelve months ended December 31, 2020. Our final consolidated financial results as of and for the three and twelve months ended December 31, 2020 may materially differ from our estimates and the interim balances set forth below. In addition, the following estimates constitute forward-looking statements and are subject to risks and uncertainties, including those described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” The following information should be read together with our consolidated financial statements included in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Highlights for the three-months ended December 31, 2020:

Total Detection and Therapy revenue for the fourth quarter of 2020 was $10.5 million, an increase of $1.1 million, or 11%, as compared to the fourth quarter of 2019, reflecting a 19% increase in product revenue, and a 6% decrease in service and supplies revenue.

In $000's
	Three months ended December 31,
	2020	2019	$ Change	% Change

Product revenue	$7,683	$6,436	$1,247	19%
Service and supplies revenue	2,768	2,945	(177)	(6)%
Total Revenue	$10,451	$9,381	$1,070	11%

Revenue: Cancer Detection revenue for the fourth quarter of 2020, which includes our mammography and breast density products, and the associated service and supplies revenue, increased by approximately $1.3 million, or 18%, as compared to the fourth quarter of 2019. Therapy revenue for the fourth quarter of 2020, which includes Xoft® Axxent® eBx® System® sales, as well as the associated service and supplies revenue, decreased by $0.2 million, or 7%, as compared to the fourth quarter of 2019.

In $000's
	Three months ended December 31,
	2020	2019	$ Change	% Change
Detection revenue
Product revenue	$6,600	$5,441	$1,159	21%
Service and supplies revenue	1,512	1,414	98	7%
Detection Revenue	$8,112	$6,855	$1,257	18%

Therapy revenue
Product revenue	$1,083	$995	$88	9%
Service and supplies revenue	1,256	1,531	(275)	(18)%
Therapy Revenue	$2,339	$2,526	$(187)	(7)%

Total Revenue	$10,451	$9,381	$1,070	11%

Gross Profit: Gross profit for the fourth quarter of 2020 was $7.5 million, or 71% of revenue, as compared to $7.2 million, or 76% of revenue, in the fourth quarter of 2019.

Operating Expenses: Total operating expenses for the fourth quarter of 2020 were $9.0 million, a $0.1 million, or 2%, decrease from $9.1 million in the fourth quarter of 2019.

Net Loss: Net loss for the fourth quarter of 2020 was ($1.6) million, or ($0.07) per diluted share, as compared to a net loss of ($3.3) million, or ($0.17) per diluted share, for the fourth quarter of 2019.

Highlights for the twelve-months ended December 31, 2020:

Revenue: Total Detection and Therapy revenue for the year ended December 31, 2020 was $29.7 million, a decrease of $1.6 million, or 5%, as compared to the same period of 2019, reflecting a 4% decrease in product revenue, and a 7% decrease in service and supplies revenue.

In $000's
	Twelve months ended December 31,
	2020	2019	$ Change	% Change

Product revenue	$18,903	$19,767	$(864)	(4)%
Service revenue	10,795	11,573	(778)	(7)%
Total Revenue	$29,698	$31,340	$(1,642)	(5)%

Cancer Detection revenue for the year ended December 31, 2020, which includes the Company’s mammography and breast density products, and the associated service and supplies revenue, decreased by approximately $0.3 million, or 1%, as compared to the same period of 2019. Therapy revenue for the year ended December 31, 2020, which includes Xoft® Axxent® eBx® System® sales, as well as the associated service and supplies revenue, decreased by $1.3 million, or 15%, as compared to the same period of 2019.

In $000's
	Twelve months ended December 31,
	2020	2019	$ Change	% Change
Detection revenue
Product revenue	$16,291	$16,788	$(497)	(3)%
Service revenue	5,706	5,531	175	3%
Detection Revenue	$21,997	$22,319	$(322)	(1)%

Therapy revenue
Product revenue	$2,612	$2,979	$(367)	(12)%
Service revenue	5,089	6,042	(953)	(16)%
Therapy Revenue	$7,701	$9,021	$(1,320)	(15)%

Total Revenue	$29,698	$31,340	$(1,642)	(5)%

Gross Profit: Gross profit for the year ended December 31, 2020 was $21.4 million, or 72% of revenue, as compared to $24.2 million, or 77% of revenue, in the same period of 2019.

Operating Expenses: Total operating expenses for the year ended December 31, 2020 were $30.7 million, essentially flat as compared to $30.6 million in the same period of 2019.

Net Loss: Net loss for the year ended December 31, 2020 was ($17.6) million, or ($0.80) per diluted share, as compared to a net loss of ($13.6) million, or ($0.74) per diluted share, for the same period of 2019.

Cash and Cash Equivalents: As of December 31, 2020, we had cash and cash equivalents of $27.2 million, which includes the receipt of $6.1 in net proceeds from sales of common stock pursuant to our at-the-market program, compared to cash and cash equivalents of $22.6 million at September 30, 2020. On March 2, 2021, we canceled our at-the-market program.

Our Corporate Information

Originally incorporated in Delaware in 1984 as Howtek, Inc, the Company changed its name in 2002 to iCAD, Inc. Our principal executive offices are located at 98 Spit Brook Road, Suite 100, Nashua, New Hampshire 03062. Our telephone number is (603) 882-5200 and our website address is www.icadmed.com. We have included our website address in this prospectus supplement and accompanying prospectus as an inactive textual reference only. The information available on or accessible through our website does not constitute a part of this prospectus supplement or the accompanying prospectus and should not be relied upon. Our common stock is listed on the Nasdaq Capital Market under the symbol “ICAD.”

THE OFFERING

The following summary contains the principal terms of this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus.

Common stock offered by us	shares.

Common stock to be outstanding immediately after the offering	shares (or shares assuming the underwriters exercise in full their option to purchase additional shares).

Option to purchase additional shares	We have granted the underwriters an option to purchase up to additional shares of our common stock at the public offering price less underwriting discounts and commissions. This option is exercisable, in whole or in part, for a period of 30 days from the date of this prospectus supplement.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $ million (or approximately $ million if the underwriters exercise in full their option to purchase additional shares), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for working capital and general corporate purposes.

Risk factors	See “Risk Factors” for a discussion of factors you should consider carefully before deciding to invest in our common stock.

Nasdaq Capital Market symbol	“ICAD”

The number of shares of our common stock to be outstanding immediately after this offering is based on 22,969,651 shares issued and outstanding as of September 30, 2020, and excludes as of September 30, 2020, an aggregate of 2,000,870 shares of our common stock reserved for future issuance upon the exercise of outstanding options at a weighted average exercise price of $5.87 per share and vesting of unvested restricted stock.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise of outstanding options to purchase common stock since September 30, 2020 and no vesting of restricted stock since September 30, 2020.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase additional shares.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider carefully the risk factors described below and set forth in the “Risk Factors” section of the Form 10-K, together with the other information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, including our consolidated financial statements and the related notes, as well as any amendment or update to our risk factors reflected in subsequent filings with the SEC, before deciding to invest in our common stock. We operate in a changing environment that involves numerous known and unknown risks and uncertainties that could materially adversely affect our operations. If any of such risks occur, our business, financial condition, results of operations and the value of our common stock could be materially and adversely affected. In such case, you may lose all or part of your investment in our common stock.

Risks Related to Our Common Stock

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is higher than the book value per share of our common stock, you will suffer dilution in the net tangible book value of the common stock you purchase in this offering. Following the sale of          shares of our common stock for aggregate gross proceeds of approximately $          million, after deducting estimated aggregate offering expenses payable by us, you will experience immediate dilution of $            per share, representing the difference between the price per share purchased in this offering and our as adjusted net tangible book value per share as of September 30, 2020 after giving effect to this offering. The exercise of outstanding stock options and warrants may result in further dilution of your investment. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

Our management will have broad discretion over the use of the net proceeds from this offering.

We currently intend to use the net proceeds from this offering for working capital and other general corporate purposes. We have not determined the amounts we plan to spend for these studies and various working capital and general corporate purposes or the timing of these expenditures. Accordingly, our management will have considerable discretion in the application of the net proceeds from this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds from this offering are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or market value. Until the net proceeds are used, they may be placed in investments that do not produce income or that lose value.

The market price of our common stock has been, and may continue to be, volatile which could reduce the market price of our common stock.

The publicly traded shares of our common stock have experienced, and may experience in the future, significant price and volume fluctuations. This market volatility could reduce the market price of our common stock without regard to our operating performance. In addition, the trading price of our common stock could change significantly in response to actual or anticipated variations in our quarterly operating results, announcements by us or our competitors, factors affecting the medical imaging industry generally, changes in national or regional economic conditions, changes in securities analysts’ estimates for us or our competitors’ or industry’s future performance or general market conditions, making it more difficult for shares of our common stock to be sold at a favorable price or at all. The market price of our common stock could also be reduced by general market price declines or market volatility in the future or future declines or volatility in the prices of stocks for companies in our industry.

A substantial number of shares of our common stock are eligible for future sale, and the sale of shares of common stock into the market, or the perception that such sales may occur, may depress our stock price.

Sales of substantial additional shares of our common stock in the public market, or the perception that these sales may occur, may significantly lower the market price of our common stock. We are unable to estimate the amount, timing or nature of future sales of shares of our common stock. We have previously issued a substantial number of shares of common stock, which are eligible for resale under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”) and may become freely tradable. We have also previously registered shares that are issuable upon the exercise of options and warrants. If holders of options or warrants choose to exercise their securities and sell shares of common stock issued upon the exercise in the public market, or if holders of currently restricted common stock choose to sell such shares of common stock in the public market under Rule 144 or otherwise, or attempt to publicly sell such shares all at once or in a short time period, the prevailing market price for our common stock may decline.

Future issuances of shares of our common stock may cause significant dilution of equity interests of existing holders of common stock and decrease the market price of shares of our common stock.

We have previously issued options that are exercisable into a significant number of shares of our common stock. Should existing holders of options exercise their securities into shares of our common stock, it may cause significant dilution of equity interests of existing holders of our common stock and reduce the market price of shares of our common stock.

We are not currently paying dividends and will likely not pay dividends for the foreseeable future.

We have never paid or declared any cash dividends on our common stock. We currently intend to retain all available funds and any future earnings to fund the development and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, contractual restrictions and other factors that our board of directors deems relevant. Our loan and security agreement restricts our ability to pay dividends.

If securities or industry analysts issue an adverse opinion regarding our stock, our stock price and trading volume could decline.

The trading market for our common stock is influenced by the research and reports that securities or industry analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us adversely change their recommendation regarding our common stock, or provide more favorable relative recommendations about our competitors, the trading price of our common stock could decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the trading price of our common stock or trading volume to decline.

We expect the novel coronavirus (COVID-19) pandemic to have a significant effect on our results of operations. In addition, it has resulted in significant financial market volatility, and its impact on the global economy appears to be significant. A continuation or worsening of the pandemic will have a material adverse impact on our business, results of operations and financial condition and on the market price of our common stock.

On March 12, 2020, the World Health Organization declared COVID-19 to be a pandemic. In an effort to contain and mitigate the spread of the COVID-19 pandemic, the United States, many countries in Europe, as well as Canada and China, have imposed unprecedented restrictions on travel, and there have been business closures and a substantial reduction in economic activity in countries that have had significant outbreaks of COVID-19. As a provider of devices and services to the health care industry, our operations have been materially affected. Significant uncertainty remains as to the continuing impact of the COVID-19 pandemic on our operations and on the global economy as a whole. It is currently not possible to predict how long the pandemic will last or the time that it will take for economic activity to return to prior levels. The COVID-19 pandemic has resulted in significant financial market volatility and uncertainty. A continuation or worsening of the levels of market disruption and volatility seen in the recent past will have an adverse effect on our ability to access capital, on our business, results of operations and financial condition, and on the market price of our common stock. Our results for the quarter and year ended December 31, 2020 reflect a negative impact from the COVID-19 pandemic, as the typical sales cycle and ordering patterns were still disrupted due to some healthcare facilities’ additional focus on COVID-19. Although we do not provide guidance to investors relating to our results of operations, our results for the quarter ending March 31, 2021, and possibly future quarters, could reflect a continuing negative impact from the COVID-19 pandemic for similar reasons. Depending upon the duration and severity of the pandemic, the continuing effect on our results over the long term is uncertain.

The impact of the COVID-19 pandemic on our future revenue is also relevant to the minimum revenue covenant under our Loan and Security Agreement with Western Alliance Bank. If at any point we are not in compliance with such covenant and is unable to obtain an amendment or waiver from Western Alliance Bank, such noncompliance may result in an event of default under the Loan Agreement, which could permit acceleration of the outstanding indebtedness and require us to repay such indebtedness before the scheduled due date. We were required, historically, to seek modifications from our prior lender to avoid non-compliance with certain earlier covenants. With the COVID-19 pandemic affecting the world economy, we cannot assure that we will be able to continue to satisfy the applicable minimum revenue covenant.

Our exposure to trade accounts receivable losses may increase if its customers are adversely affected by changes in healthcare laws, coverage, and reimbursement, economic pressures or uncertainty associated with local or global economic recessions, disruption associated with the current COVID-19 pandemic, or other customer-specific factors. We have historically not experienced significant trade account receivable losses, but it is possible that there could be a material adverse impact from potential adjustments of the carrying amount of trade account receivables as hospitals’ cash flows are impacted by their response to the COVID-19 pandemic.

USE OF PROCEEDS

We expect our net proceeds from this offering after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $          million (or approximately $          million if the underwriters exercise their option to purchase additional shares in full).

We intend to use the net proceeds from this offering for working capital and general corporate purposes. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the proceeds from this offering. Accordingly, we will retain broad discretion over the use of such proceeds.

Pending use of the proceeds as described above or otherwise, we intend to invest the net proceeds in short-term interest-bearing, investment-grade securities.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock to date, and we do not expect to pay cash dividends in the foreseeable future. Future dividend policy will depend on our earnings, capital requirements, financial condition, and other factors considered relevant by our board of directors. Any future determination to pay dividends will be made at the discretion of our board of directors. Our loan and security agreement restricts our present ability to pay dividends.

DILUTION

If you invest in this offering, your interest will be diluted to the extent of the difference between the price per share of our common stock in this offering and the as adjusted net tangible book value per share of our common stock immediately after this offering.

Our net tangible book value as of September 30, 2020 was approximately $12.3 million, or approximately $0.54 per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock issued and outstanding as of September 30, 2020.

After giving effect to the sale of             shares of common stock in this offering, and after deducting estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2020 would have been approximately $            million, or approximately $         per share of common stock. This represents an immediate increase in as adjusted net tangible book value of $           per share to our existing stockholders and an immediate dilution of $           per share to new investors participating in this offering.

Dilution per share to new investors is determined by subtracting net tangible book value per share after this offering from the public offering price per share paid by new investors. The following table illustrates this per share dilution based on the foregoing assumptions:

Offering price per share of common stock			$
Net tangible book value per share as of September 30, 2020		$0.54
Increase per share attributable to new investors	$		$
As adjusted net tangible book value per share after this offering			$
Dilution per share to new investors			$

This information is supplied for illustrative purposes only. The information set forth above is based on 22,969,651 shares of common stock issued and outstanding as of September 30, 2020 and excludes as of that date an aggregate of 2,000,870 shares of common stock reserved for future issuance upon the exercise of options at a weighted average exercise price of $5.87 per share and vesting of unvested restricted stock.

The above illustration of dilution per share to investors participating in this offering assumes no exercise by the underwriters of their option to purchase additional shares, no exercise of outstanding options to purchase our common stock and no vesting of restricted stock since September 30, 2020. The exercise of outstanding options having an exercise price less than the offering will increase dilution to new investors. In addition, we may choose to raise additional capital due to market conditions or strategic considerations. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

UNDERWRITING

Guggenheim Securities, LLC is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in the underwriting agreement between us and the underwriters, each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Guggenheim Securities
Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares subject to their acceptance of the shares of common stock from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts; Expenses

The underwriters have advised us that they propose initially to offer the shares to the public at the public offering price set forth on the cover of this prospectus supplement and to dealers at that price less a concession not in excess of $           per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares of our common stock from us, as applicable.

Total
	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds, before expenses, to us	$	$	$

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $         , which includes certain expenses incurred by the underwriters in connection with this offering that will be reimbursed by us. We have agreed to reimburse the underwriters for certain expenses incurred by them in connection with this offering (including certain fees and expenses of counsel for the underwriters) in an amount not to exceed $125,000.

We have agreed, for a period commencing on the closing date of this offering (and only if the offering closes) and ending on December 31, 2021, to provide Guggenheim Securities, LLC with a right of first refusal to act as lead left bookrunner on a subsequent public offering of equity securities by us, excluding issuances of equity securities pursuant to any at-the-market equity offering program effected by us.

Option to Purchase Additional Shares

We have granted the underwriters an option to purchase up to an additional            shares of common stock at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus supplement. If the underwriters exercise this option, each underwriter will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

In connection with this offering, we have agreed with the underwriters that, subject to certain customary exceptions, without the prior written consent of Guggenheim Securities, LLC on behalf of the underwriters, we will not, for a period ending 90 days after the date of this prospectus supplement, or the Lock-Up Period, (a) directly or indirectly, issue, offer, sell, agree to issue, offer or sell, solicit offers to purchase, grant any call option, warrant or other right to purchase, purchase any put option or other right to sell, pledge, hypothecate, borrow or otherwise transfer or dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, or make any public announcement of any of the foregoing, (b) establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” (in each case within the meaning of Section 16 of the Exchange Act and the rules and regulations thereunder) with respect to any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, (c) otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, whether or not such transaction is to be settled by delivery of any shares of our common stock, securities convertible into or exercisable or exchangeable for shares of our common stock, other securities, cash or other consideration, (d) submit or file any registration statement under the Securities Act in respect of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, or (e) publicly announce the intention to do any of the foregoing.

In connection with this offering, our directors and executive officers have agreed with the underwriters that, subject to certain customary exceptions, without the prior written consent of Guggenheim Securities, LLC on behalf of the underwriters, we and they will not, for the Lock-Up Period, directly or indirectly, (a) offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of, any shares of our common stock and any security convertible into, or exercisable or exchangeable for, shares of our common stock (“Relevant Security”), (b) establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” with respect to any Relevant Security (in each case within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder), or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of a Relevant Security, whether or not such transaction is to be settled by delivery of Relevant Securities, other securities, cash or other consideration, (c) make any demand for, or exercise any right with respect to, the registration under the Securities Act of the offer and sale of any Relevant Security, or cause to be filed a registration statement, prospectus or prospectus supplement (or an amendment or supplement thereto) with respect to any such registration or (d) publicly announce any intention to do any of the foregoing. Guggenheim Securities LLC, in its sole discretion, permit the sale of Relevant Securities during the restricted period in whole or in part and at any time, with or without notice.

Nasdaq Capital Market Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “ICAD.”

Price Stabilization and Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representative may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option described above. The underwriters may close out any covered short position by either exercising their option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the closing of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the Nasdaq Capital Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

Any underwriters who are qualified market makers on The Nasdaq Capital Market may engage in passive market making transactions in the securities on The Nasdaq Capital Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and certain of their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers.

Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area, or a Member State, no shares have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

A.	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;
B.	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or
C.	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the Company that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

MiFID II Product Governance

Any person offering, selling or recommending the shares, or a distributor, should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the shares (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Certain legal matters relating to this offering, including with respect to the validity of the common stock offered hereunder will be passed upon for us by Dentons US LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts.

EXPERTS

The consolidated financial statements of iCAD, Inc. as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 incorporated by reference in this prospectus supplement and in the registration statement have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, can also be accessed free of charge in the Investor Relations section of our website, which is located at www.icadmed.com/reports-and-sec-files.html. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not incorporated by reference into this prospectus supplement and you should not consider information contained on our website to be part of this prospectus supplement.

INCORPORATION BY REFERENCE OF INFORMATION FILED WITH THE SEC

The SEC allows us to incorporate by reference into this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus supplement. Information incorporated by reference is part of this prospectus supplement and the accompanying prospectus.

We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement until the termination of the offering of the shares covered by this prospectus supplement (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 11, 2020, and amended on Form 10-K/A as filed with the SEC on April 29, 2020;
•	Our Quarterly Reports on Form 10-Q, for the fiscal quarters ended September 30, 2020, June 30, 2020, and March 31, 2020 filed with the SEC on November 6, 2020, August 7, 2020, and May 11, 2020, respectively;
•	Our Current Reports on Form 8-K filed with the SEC on January 16, 2020, January 17, 2020, February 19, 2020, February 25, 2020, March 31, 2020, April 23, 2020, April 27, 2020, May 29, 2020, June 24, 2020, July 2, 2020, July 6, 2020, and February 19, 2021; and
•	The description of our common stock contained in our Registration Statements on Form 8-A filed with the SEC and any amendments thereto.

All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and accompanying prospectus and prior to the termination of the offering of the securities to which this prospectus supplement and accompanying prospectus relates (other than information in such documents that is furnished and not deemed to be filed) shall be deemed to be incorporated by reference into this prospectus supplement and accompanying prospectus and to be a part hereof from the date of filing of those documents. All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement that contains this prospectus supplement and accompanying prospectus and prior to the effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus supplement and accompanying prospectus and to be a part hereof from the date of filing those documents.

You may request, and we will provide to you at no cost, a copy of these filings by writing or telephoning us at iCAD, Inc., 98 Spit Brook Road, Suite 100, Nashua, New Hampshire 03062, telephone number (603) 882-5200; Attention: Corporate Secretary.

PROSPECTUS

$40,000,000

Common Stock

Preferred Stock

Warrants to Purchase Common Stock or Preferred Stock

Subscription Rights to Purchase Common Stock or Preferred Stock

Units

We may offer and sell from time to time securities described in this prospectus in one or more transactions of up to $40,000,000 in aggregate offering price. This prospectus provides you with a general description of these securities. Our common stock is listed on the Nasdaq Capital Market under the symbol “ICAD.”

Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the transaction and the amounts, prices and terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement. You should carefully read this prospectus and any applicable prospectus supplement, together with any documents incorporated by reference, before you invest in our securities.

We may offer and sell the securities to or through one or more underwriters, dealers or agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement with, between or among them will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. See “Plan of Distribution” for more information.

Investing in our securities involves risks. See “Risk Factors” beginning on page 2 of this prospectus. You should carefully read and consider risk factors described in this prospectus, any applicable prospectus supplement and in the documents we incorporate by reference before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 31, 2020.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process. Under this shelf registration process, we may from time to time sell the securities described in this prospectus in one or more transactions for an aggregate principal amount or initial purchase price not to exceed $40,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we offer or sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that transaction. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement, or in any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. If anyone provides you with different, inconsistent or unauthorized information, you must not rely on it.

You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or such accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

Unless the context requires otherwise or unless otherwise indicated, (i) all references to “iCAD,” “we,” “us” and “our” refer to iCAD, Inc. and its subsidiary; and (ii) all references to “common shares” refer to shares of our common stock and all references to “preferred shares” refer to shares of our preferred stock.

ii

iCAD, INC.

iCAD, Inc. is a global medical technology company providing innovative cancer detection and therapy solutions. The Company reports in two operating segments: Cancer Detection and Cancer Therapy. iCAD continues to evolve from a business focused on image analysis for the early detection of cancers to a broader player in the oncology market. The Company’s strategy is to provide customers with a broad portfolio of innovative oncology solutions that address the two primary stages of the cancer care cycle, namely detection and treatment. The Company believes that its products can enable early detection and earlier targeted intervention, which could result in market demand and drive adoption of iCAD’s solutions.

iCAD delivers innovative cancer detection and radiation therapy solutions and services that enable clinicians to find and treat cancers earlier and while enhancing patient care. iCAD offers a comprehensive range of upgradeable computer aided detection (CAD) and workflow solutions to support rapid and accurate detection of breast cancer. iCAD’s Xoft® Axxent® Electronic Brachytherapy (eBx®) System®, or Xoft eBx system, is a painless, non-invasive technology that delivers high dose rate, low energy radiation, which targets cancer while minimizing exposure to surrounding healthy tissue. The Xoft System is FDA cleared and CE marked for use anywhere in the body, including treatment of non-melanoma skin cancer, early-stage breast cancer and gynecological cancers. The comprehensive iCAD technology platforms include advanced hardware and software as well as management services designed to support cancer detection and radiation therapy treatments.

iCAD has grown primarily through acquisitions including CADx, Qualia Computing, CAD Sciences, Xoft, DermEbx, Radion and VuComp. The VuComp acquisition included an extensive library of related clinical data which we use for cancer detection research and patents, as well as key personnel and expanded our customer base.

In the detection segment, our industry-leading solutions include advanced image analysis and workflow solutions that enable healthcare professionals to better serve patients by identifying pathologies and pinpointing the most prevalent cancers earlier, a comprehensive range of high-performance, upgradeable CAD systems and workflow solutions for mammography, and computed tomography (CT).

iCAD intends to continue the extension of its image analysis and clinical decision support solutions for mammography and CT imaging. iCAD believes that advances in digital imaging techniques, such as 3D mammography, should bolster its efforts to develop additional commercially viable CAD/advanced image analysis and workflow products.

In the Cancer Therapy segment, iCAD offers an isotope-free cancer treatment platform technology. The Xoft eBx system can be used for the treatment of early-stage breast cancer, endometrial cancer, cervical cancer and skin cancer. We believe the Xoft eBx system platform indications represent strategic opportunities in the United States and international markets to offer differentiated treatment alternatives. In addition, the Xoft eBx system generates additional recurring revenue for the sale of consumables and related accessories.

Our Corporate Information

Originally incorporated in Delaware in 1984 as Howtek, Inc, the Company changed its name in 2002 to iCAD, Inc. Our principal executive offices are located at 98 Spit Brook Road, Suite 100, Nashua, New Hampshire 03062. Our telephone number is (603) 882-5200 and our website address is www.icadmed.com. We have included our website address in this prospectus as an inactive textual reference only. The information available on or accessible through our website does not constitute a part of this prospectus supplement or the accompanying prospectus and should not be relied upon. Our common stock is listed on the Nasdaq Capital Market under the symbol “ICAD.”

RISK FACTORS

Investing in our securities involves significant risks. You should carefully consider the risks factors set forth in the documents and reports filed by us with the SEC and incorporated by reference into this prospectus, as well as any risks described or incorporated by reference in any applicable prospectus supplement before deciding whether to buy our securities. Additional risks and uncertainties not presently known to us or that we believe are immaterial may also significantly impair our business operations. If any of these risks actually occur, our business, financial condition and results of operations could be materially affected, and you could lose all or part of your investment in offered securities.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.icadmed.com. The information contained on or linked to our website is not part of this prospectus.

This prospectus is part of a registration statement under the Securities Act of 1933, as amended, or the “Securities Act.” The registration statement has been filed with the SEC and may be obtained as provided above. This prospectus omits some information contained in the registration statement or the exhibits and schedules to the registration statement in accordance with the SEC rules and regulations. For further information about us and the securities we are offering, you should review the information and exhibits in the registration statement and the additional information described under “Incorporation by Reference” below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements contained in this prospectus or any prospectus supplement about these documents are not necessarily complete and are qualified in all respects by reference to the document to which they refer. You should refer to the actual document documents for a more complete description of the relevant matters.

INCORPORATION BY REFERENCE

The SEC rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus conflicts, modifies or replaces that statement.

We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” in this prospectus (other than information deemed to have been furnished or not filed in accordance with the SEC rules) prior to the termination of the offering of the securities described in this prospectus, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the SEC on March 29, 2019, and amended on Form 10-K/A, as filed with the SEC on April 30, 2019.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, as filed with the SEC on May 15, 2019, August 13, 2019 and November 14, 2019, respectively.

•	Our Current Reports on Form 8-K, as filed with the SEC on January 11, 2019, January 22, 2019, March 18, 2019, March 21, 2019, March 28, 2019, May 7, 2019, June 14, 2019, August 20, 2019, October 3, 2019 and December 11, 2019 (in each case, except for information contained therein which is furnished rather than filed).

•	Our Proxy Statement on Schedule 14A, as filed with the SEC on November 8, 2019.

•	The description of our common stock contained in our Registration Statements on Form 8-A filed with the SEC and any amendments thereto.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

iCAD, Inc.

98 Spit Brook Road, Suite 100

Nashua, New Hampshire 03062

Attention: Chief Financial Officer

(603) 882-5200

Exhibits to the filings will not be sent unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

CAUTIONARY STATEMENT RELATING TO FORWARD-LOOKING STATEMENTS

Certain statements contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus that are not historical facts contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of known and unknown risks, uncertainties and other factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “believe”, “demonstrate”, “intend”, “may”, “would”, “could”, “should”, “will”, “continue”, “plan”, “expect”, “estimate”, “anticipate”, “likely”, “seek” and similar expressions identify forward-looking statements. These statements are based on assumptions and assessments made by our management in light of their experience and perception of historical trends, current conditions, expected future developments and other factors we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including but not limited to the risks listed in Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2018, as amended, which are incorporated by reference in this prospectus supplement and accompanying prospectus.

Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Forward-looking statements contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus present our views only as of the date of the applicable document containing such forward-looking statements. We do not assume any obligation, and do not intend to, update any forward-looking statement except as required by law. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

DESCRIPTION OF SECURITIES

We may issue from time to time, in one or more transactions, the following securities, up to an aggregate of $40,000,000:

•	shares of common stock;

•	shares of preferred stock;

•	warrants exercisable for common stock or preferred stock;

•	subscription rights to purchase any of such securities; and

•	units of common stock, preferred stock or warrants, in any combination.

This prospectus contains a summary of the material general terms of the various securities that may be offered. The specific terms of the securities will be described in a prospectus supplement, information incorporated by reference or related free writing prospectus, which may be in addition to or different from the general terms summarized in this prospectus. Where applicable, the prospectus supplement, information incorporated by reference or related free writing prospectus will also describe any material United States federal income tax considerations relating to the securities offered and indicate whether the securities offered are or will be listed on any securities exchange. The summaries contained in this prospectus and in any prospectus supplements, information incorporated by reference or related free writing prospectus may not contain all of the information that you would find useful. These summaries are based upon, and are qualified by reference to, certain provisions of Delaware law, our certificate of incorporation, our bylaws, or other documents, as applicable. Accordingly, you should read the actual documents relating to any securities sold pursuant to this prospectus. See “Where You Can Find More Information” and “Incorporation by Reference” for information about how to obtain copies of those documents.

The terms of any particular transaction, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, information incorporated by reference or free writing prospectus, relating to such transaction.

Capital Stock

General

If the prospectus supplement so provides, offered securities may be convertible into, exchangeable for or exercisable for shares of our capital stock.

Authorized Capitalization

Our authorized capital stock consists of 30,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. As of January 9, 2020, we had 19,373,725 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any then outstanding preferred stock.

Each share of common stock is entitled to one vote on all matters to be voted on by stockholders. There are no cumulative voting rights in the election of directors, minority stockholders will not be able to elect directors on the basis of their votes alone. The holders of common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share in all assets remaining, if any, which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of shares of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

This section describes the general terms of our preferred stock to which any prospectus supplement may relate. A prospectus supplement will describe the terms relating to any preferred stock to be offered by us in greater detail, and may provide information that is different from this prospectus. If the information in the prospectus supplement with respect to the particular preferred stock being offered differs from this prospectus, you should rely on the information in the prospectus supplement. A copy of our certificate of incorporation, as amended, has been incorporated by reference from our filings with the SEC as an exhibit to the registration statement. A certificate of amendment to our certificate of incorporation will specify the terms of the preferred stock being offered, and will be filed or incorporated by reference from a report that we file with the SEC.

Our certificate of incorporation, as amended, authorizes our board of directors to establish one or more series of preferred stock. Unless required by law or by any stock exchange on which our common stock is listed, the authorized shares of preferred stock will be available for issuance without further action by stockholders. Our board of directors is able to determine the designations, powers, and relative rights, privileges, preferences and other terms, including terms relating to dividend rates, redemption rates, liquidation preferences and voting, sinking fund and conversion or other rights on, a series of preferred stock.

Unless the applicable prospectus supplement provides otherwise, the preferred stock will have no preemptive rights to subscribe for any additional securities which may be issued by us in the future. The transfer agent and registrar for the preferred stock will be specified in the applicable prospectus supplement.

The following description of our preferred stock, together with any description of our preferred stock in a prospectus supplement summarizes the material terms and provisions of the preferred stock that we may sell under this prospectus. We urge you to read the applicable prospectus supplement(s) related to the particular series of preferred stock that we sell under this prospectus and to the actual terms and provisions contained in our certificate of incorporation and amended and restated bylaws, each as amended from time to time.

Our board of directors will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in the amendment to our certificate of incorporation relating to that series. We will incorporate by reference into the registration statement of which this prospectus is a part the form of any amendment to our certificate of incorporation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. This description of the preferred stock in the amendment to our certificate of incorporation and any applicable prospectus supplement may include:

•	the number of shares of preferred stock to be issued and the offering price of the preferred stock;

•	the title and stated value of the preferred stock;

•	dividend rights, including dividend rates, periods, or payment dates, or methods of calculation of dividends applicable to the preferred stock;

•	whether dividends will be cumulative or non-cumulative, and if cumulative the date from which distributions on the preferred stock shall accumulate;

•	right to convert the preferred stock into a different type of security;

•	voting rights, if any, attributable to the preferred stock;

•	rights and preferences upon our liquidation or winding up of our affairs;

•	terms of redemption;

•	preemption rights, if any;

•	the procedures for any auction and remarketing, if any, for the preferred stock;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price (or manner of calculation thereof);

•	a discussion of federal income tax considerations applicable to the preferred stock, if material;

•	the relative ranking and preferences of the preferred stock as to dividend or other distribution rights and rights if we liquidate, dissolve or wind up our affairs;

•	any limitations on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to distribution rights and rights upon the liquidation, dissolution or winding up or our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Anti-Takeover Provisions

Our certificate of incorporation authorizes the Board of Directors to issue up to 1,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our Board of Directors, without further action by stockholders, and may include, among other things, voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions. Although there are currently no shares of preferred stock outstanding, future holders of preferred stock may have rights superior to our common stock and such rights could also be used to restrict our ability to merge with, or sell our assets to a third party.

We are also subject to the provisions of Section 203 of the Delaware General Corporation Law, which could prevent us from engaging in a “business combination” with a 15% or greater stockholder” for a period of three years from the date such person acquired that status unless appropriate board or stockholder approvals are obtained.

These provisions could deter unsolicited takeovers or delay or prevent changes in our control or management, including transactions in which stockholders might otherwise receive a premium for their shares over the then current market price. These provisions may also limit the ability of stockholders to approve transactions that they may deem to be in their best interests.

The existence of the foregoing provisions of our certificate of incorporation and bylaws and the DGCL may have an anti-takeover effect and could delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of our common stock held by stockholders.

Limitations on Liability and Indemnification of Officers and Directors

We have entered into indemnification agreements with each of our directors and officers. Generally, these agreements attempt to provide the maximum protection permitted by Delaware law with respect of indemnification. The indemnification agreements provided that we will pay certain amounts incurred in connection with any action, suit, investigation or proceeding arising out of or relating to the performance of services by the director or officer, or by acting as a director, officer or employee. Our Certificate of Incorporation and by-laws provide similar indemnification for directors and officers.

Liability Insurance.

We have obtained directors’ and officers’ liability insurance which covers certain liabilities, including liabilities to us and our stockholders.

SEC Position on Indemnification for Securities Act Liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or our controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Continental Stock Transfer & Trust Company.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “ICAD”.

Warrants

General

We may issue warrants to purchase common stock or preferred stock. Warrants will be represented by warrant certificates. We may issue warrants separately or together with other securities, and the warrants may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and the investors or a warrant agent. The following summary of material provisions of the warrants and warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to a particular series of warrants. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

•	the specific designation and aggregate number of, and the offering price at which we will issue, the warrants;

•	the currency or currencies, including composite currencies, in which the offering price of the warrants may be payable;

•	the designation and terms of the securities issuable upon the exercise of the warrants;

•	the price at which and the currency or currencies, including composite currencies, in which the underlying warrant securities purchasable upon exercise of the warrants may be purchased;

•	the date, on which the right to exercise the warrants will commence and the date on which that right will expire;

•	if applicable, the minimum or maximum amount of warrants which may be exercised at any one time;

•	the terms of any rights to redeem or call the warrants

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	a discussion of certain U.S. federal income tax considerations of holding and exercising the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder to purchase such number of common shares or preferred shares, as the case may be, at such exercise price as shall be set forth in, or shall be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at the times and in the manner set forth in the applicable prospectus supplement. The applicable prospectus supplement will specify how the exercise price of any warrants is to be paid, which may include payment in cash or by surrender of other warrants issued under the same warrant agreement (a so-called “cashless exercise”). Upon receipt of payment of the exercise price and, if required, the certificate representing the warrants being exercised properly completed and duly executed at the office or agency of the applicable warrant agent or at any other office or agency designated for that purpose, we will promptly deliver the securities to be delivered upon such exercise.

No Rights as Holders of Shares

Holders of warrants will not be entitled, by virtue of being such holders, to vote, consent or receive notice as holders of our outstanding shares in respect of any meeting of holders of our shares for the election of our directors or any other matter, or to exercise any other rights whatsoever as holders of our shares, or to receive any dividends or distributions, if any, on our shares.

Subscription Rights

The following summary of certain provisions of the subscription rights does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the subscription rights agreement and the subscription rights certificate that will be filed with the SEC in connection with the offering of such subscription rights. See “Where You Can Find More Information” for information on how to obtain copies of these documents. The particular terms of any subscription rights offered by us will be described in the applicable prospectus supplement. To the extent the terms of the subscription rights described in the prospectus supplement differ from the terms set forth in this summary, the terms described in the prospectus supplement will supersede the terms described below.

General

We may issue subscription rights to purchase common stock or preferred stock. We will issue subscription rights under a subscription rights agreement and subscription rights will be represented by subscription rights certificates.

The terms of subscription rights described in the applicable prospectus supplement may include the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for each share of common stock or preferred stock upon the exercise of the subscription rights;

•	the number of subscription rights issued;

•	the number and terms of the shares of common stock or shares of preferred stock which may be purchased per subscription right;

•	the extent to which the subscription rights are transferable;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights; and

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exercise of the subscription rights.

Exercise of Subscription Rights

Each subscription right will entitle the holder to purchase such number of common shares or preferred shares, as the case may be, at such exercise price as shall be set forth in, or shall be determinable as set forth in, the applicable prospectus supplement. Subscription rights may be exercised at the times and in the manner set forth in the applicable prospectus supplement. The applicable prospectus supplement will specify how the exercise price of any subscription rights is to be paid. Upon receipt of payment of the exercise price and, if required, the certificate representing the subscription rights being exercised properly completed and duly executed at the office or agency designated for that purpose, we will promptly deliver the securities to be delivered upon such exercise.

No Rights as Holders of Shares

Holders of subscription rights will not be entitled, by virtue of being such holders, to vote, consent or receive notice as holders of our outstanding shares in respect of any meeting of holders of our shares for the election of our directors or any other matter, or to exercise any other rights whatsoever as holders of our shares, or to receive any distributions, if any, on our shares.

Units

The following summary of certain provisions of the units does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the unit agreement that will be filed with the SEC in connection with the offering of the units. See “Where You Can Find More Information” for information on how to obtain copies of this document. The particular terms of any units offered by us will be described in the applicable prospectus supplement. To the extent the terms of the units described in the prospectus supplement differ from the terms set forth in this summary, the terms described in the prospectus supplement will supersede the terms described below.

We may issue units consisting of one or more of the other securities described in this prospectus or the applicable prospectus supplement in any combination in such amounts and in such numerous distinct series as we determine.

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security.

The terms of units described in the applicable prospectus supplement may include the following:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus in any one or more transactions, including without limitation:

•	directly to purchasers or to a single purchaser;

•	through agents;

•	to or through underwriters, brokers or dealers; or

•	through a combination of any such methods of sale.

We may also sell the securities offered by this prospectus in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise.

The prospectus supplement related to a particular transaction will set forth the terms of the transaction and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the transaction, including:

•	the name or names of any underwriters, dealers or agents;

•	the public offering price of the securities and the proceeds to us from the sale;

•	any over-allotment options under which the underwriters may purchase additional securities from us;

•	any underwriting discounts and other items constituting compensation to underwriters, dealers or agents;

•	any discounts or concessions allowed or reallowed or paid to dealers; or

•	any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

Only those underwriters identified in such prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement. Any underwritten offering may be on a best efforts or a firm commitment basis.

The offer and sale of the securities described in this prospectus may be effected from time to time in one or more transactions, including privately negotiated transactions, at a fixed price or prices, which may be changed, at varying prices determined at the time of sale, or at prices determined as the applicable prospectus supplement specifies. The securities may be sold through a rights offering, forward contracts or similar arrangements. In any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

We will provide in the applicable prospectus supplement information regarding any underwriting discounts or other compensation that we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the sale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.

Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than shares of our common stock, which are listed on the Nasdaq Capital Market. Any common stock sold pursuant to a prospectus supplement will be listed on the Nasdaq Capital Market, subject to compliance with applicable Nasdaq continued listing requirements. We may elect to list any series of preferred stock on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any offered securities.

In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. Underwriters may engage in over-allotment. If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.

Underwriters, dealers or agents that participate in the offer of securities, or their affiliates or associates, may be customers of, have engaged or engage in transactions with, and perform services for, us or our affiliates in the ordinary course of business for which they may have received or receive customary fees and reimbursement of expenses.

LEGAL MATTERS

The validity of any securities offered from time to time by this prospectus and any related prospectus supplement will be passed upon for us by Dentons US LLP. If legal matters in connection with offerings made pursuant to this prospectus and any related prospectus supplement are passed upon by counsel to underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement related to such offering.

EXPERTS

The financial statements of iCAD, Inc. as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018 incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

Shares

Common Stock

PRELIMINARY PROSPECTUS SUPPLEMENT

Guggenheim Securities

March   , 2021